EXHIBIT 16
                                                                      ----------





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                               EXCHANGE AGREEMENT

                                  by and among

                               INFOCROSSING, INC.,

                        MIDOCEAN CAPITAL INVESTORS, L.P.,

                        SANDLER CAPITAL PARTNERS V, L.P.,

                      SANDLER CAPITAL PARTNERS V FTE, L.P.,

                    SANDLER CAPITAL PARTNERS V GERMANY, L.P.,

                  SANDLER TECHNOLOGY PARTNERS SUBSIDIARY, LLC,

                      SANDLER CO-INVESTMENT PARTNERS, L.P.

                                       and

                          THE OTHER PARTY NAMED HEREIN


                        _________________________________


                          Dated as of October 16, 2003


                        _________________________________





================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                         PAGE #
                                                                         ------

ARTICLE I    DEFINITIONS......................................................2

     1.1            DEFINITIONS...............................................2

ARTICLE II   EXCHANGE ........................................................5

     2.1            AGREEMENT TO EXCHANGE.....................................5
     2.2            CLOSING...................................................6

ARTICLE III REPRESENTATIONS AND  WARRANTIES OF THE COMPANY....................8

     3.1            ORGANIZATION AND STANDING.................................8
     3.2            AUTHORIZATION; ENFORCEABILITY.............................8
     3.3            NO VIOLATION; CONSENTS....................................9
     3.4            COMMISSION FILINGS.......................................10
     3.5            ABSENCE OF CERTAIN CHANGES...............................10
     3.6            PRIVATE OFFERING.........................................10
     3.7            LITIGATION...............................................11
     3.8            PERMITS AND LICENSES.....................................11
     3.9            INVESTMENT COMPANY.......................................11
     3.10           BROKERS AND FINDERS......................................11

ARTICLE IV  REPRESENTATIONS AND  WARRANTIES OF EACH INVESTOR.................12

     4.1            ORGANIZATION; AUTHORIZATION; ENFORCEABILITY..............12
     4.2            NO VIOLATION; CONSENTS...................................12
     4.3            TITLE TO SECURITIES......................................13

ARTICLE V    COVENANTS OF THE COMPANY........................................13

     5.1            OPERATION OF BUSINESS....................................13
     5.2            AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS........15
     5.3            COMPLIANCE WITH CONDITIONS...............................15
     5.4            CONSENTS AND APPROVALS...................................15
     5.5            PRIVATE PLACEMENT........................................16
     5.6            WAIVER OF PREEMPTIVE RIGHTS..............................16

ARTICLE VI   COVENANTS OF EACH INVESTOR......................................16

     6.1            AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS........16
     6.2            COMPLIANCE WITH CONDITIONS; BEST EFFORTS.................16
     6.3            CONSENTS AND APPROVALS...................................16

                                                                         PAGE #
                                                                         ------

ARTICLE VII  CONDITIONS PRECEDENT TO CLOSING.................................17

     7.1            CONDITIONS TO THE COMPANY'S OBLIGATIONS..................17
     7.2            CONDITIONS TO EACH INVESTOR'S OBLIGATIONS................18

ARTICLE VIII MISCELLANEOUS...................................................20

     8.1            SURVIVAL; INDEMNIFICATION................................20
     8.2            NOTICES..................................................22
     8.3            GOVERNING LAW............................................23
     8.4            TERMINATION..............................................23
     8.5            ENTIRE AGREEMENT.........................................24
     8.6            MODIFICATIONS AND AMENDMENTS.............................24
     8.7            WAIVERS AND EXTENSIONS...................................24
     8.8            TITLES AND HEADINGS......................................25
     8.9            EXHIBITS AND SCHEDULES...................................25
     8.10           EXPENSES.................................................25
     8.11           PRESS RELEASES AND PUBLIC ANNOUNCEMENTS..................25
     8.12           ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.................25
     8.13           SEVERABILITY.............................................26
     8.14           COUNTERPARTS.............................................26
     8.15           FURTHER ASSURANCES.......................................26
     8.16           REMEDIES CUMULATIVE......................................26
     8.17           SPECIFIC PERFORMANCE.....................................26
     8.18           NO INVESTOR AFFILIATE LIABILITY..........................27
     8.19           CONFIDENTIALITY..........................................27
     8.20           LEGAL REPRESENTATION.....................................28

SCHEDULES

Schedule A                 Exchange
Schedule 3.3               Violations; Consents
Schedule 3.5               Absence of Certain Changes
Schedule 3.7               Litigation


EXHIBITS

Exhibit A                  Form of Amended Registration Rights Agreement
Exhibit B                  Form of Termination of Stockholders' Agreement
Exhibit C                  Form of Term Loan Agreement
Exhibit D                  Form of Opinion of Latham & Watkins LLP

                               EXCHANGE AGREEMENT

         EXCHANGE AGREEMENT dated as of October 16, 2003 (this "AGREEMENT"), by and among Infocrossing, Inc. (f/k/a Computer Outsourcing Services, Inc.), a Delaware corporation (the "COMPANY"), MidOcean Capital Investors, L.P., a Delaware limited partnership (the "MIDOCEAN INVESTOR"), Sandler Capital Partners V, L.P., a Delaware limited partnership ("SANDLER V"), Sandler Capital Partners V FTE, L.P., a Delaware limited partnership ("SANDLER V FTE"), Sandler Capital Partners V Germany, L.P., a Delaware limited partnership, ("SANDLER V Germany"), Sandler Technology Partners Subsidiary, LLC, a Delaware limited liability company ("SANDLER Technology"), and Sandler Co-Investment Partners, a Delaware limited partnership ("SANDLER CO-INVESTMENT" and, together with Sandler V, Sandler V FTE, Sandler V Germany and Sandler Technology, the "SANDLER INVESTORS"), and Price Family Limited Partners (the "PRICE INVESTOR"). Each of the MidOcean Investor, the Sandler Investors and the Price Investor are hereinafter referred to individually as an "INVESTOR" and collectively as the "INVESTORS."

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of April 7, 2000, by and among the Company and the other parties thereto, the Company issued and sold 157,377 shares of its 8% Series A Cumulative Convertible Participating Preferred Stock due 2007, par value $0.01 per share (the "ORIGINAL PREFERRED STOCK"), together with Series A Common Stock Warrants (the "ORIGINAL WARRANTS") to purchase initially an aggregate of 2,531,926 shares of common stock, par value $0.01 per share, of the Company (the "COMMON STOCK"), to be issued upon exercise of the Original Warrants;

         WHEREAS, the Investors own, in the aggregate, all outstanding shares of the Original Preferred Stock and all the outstanding Original Warrants; and

         WHEREAS, upon the terms and subject to the conditions of this Agreement, the Investors and the Company have agreed to an exchange, pursuant to which, among other things, the Original Preferred Stock and the Original Warrants will be exchanged by the Investors for an aggregate consideration of
(i) $25,000,000 in aggregate principal amount of loans represented by the notes in substantially the form attached as Exhibit A to the Term Loan Agreement (as defined herein) (the "NOTES") and (ii) $55,000,000 in cash (the "CASH PROCEEDS").

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows.

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         1.1      DEFINITIONS.

                  (a) As used in this Agreement, the following terms shall have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "CONTROL" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

         "AMENDED REGISTRATION RIGHTS AGREEMENT" means the Second Amended and Restated Registration Rights Agreement, to be dated as of the Closing Date, to be entered into by and among the Company, the Investors and the other parties thereto, in substantially the form attached hereto as EXHIBIT A.

         "APPLICABLE LAW" means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or Commission recognized trading market on which securities issued by the Company or any of the Subsidiaries are listed or quoted.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a day when banks in The City of New York are authorized by Applicable Law to be closed.

         "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

         "COMMISSION" means the United States Securities and Exchange
Commission.

         "COMMISSION FILINGS" means all reports, registration statements and other filings filed by the Company with the Commission (and all notes, exhibits and schedules thereto and all documents incorporated by reference therein).

         "COMPANY DISCLOSURE SCHEDULE" shall mean the Company Disclosure Schedule delivered by the Company to the Investors concurrently with the date hereof.

         "CONFIDENTIAL INFORMATION" shall mean any and all secret, confidential or proprietary technical and non-technical information, knowledge or data regarding the business, affairs, products and accounts of the Company and the Subsidiaries; PROVIDED, HOWEVER, that any information disclosed by a disclosing party will be considered "CONFIDENTIAL INFORMATION" of such party by the receiving party only if such information (a) if provided as information fixed in a tangible medium of expression, is conspicuously designated as "Confidential", "Proprietary" or some similar designation, or (b) if provided orally, is identified as confidential at the time of disclosure and confirmed in writing within thirty (30) days of disclosure. Notwithstanding anything to the contrary contained herein, "CONFIDENTIAL INFORMATION" shall not include any information, knowledge or data which (a) was in the public domain at or subsequent to the time such portion was communicated to the receiving party by the disclosing party through no fault of the receiving party, (b) was rightfully in the receiving party's possession free of any obligation of confidence at or subsequent to the time such portion was communicated to the receiving party by the disclosing party, (c) was developed by employees or agents of the receiving party independently of and without reference to any information communicated to the receiving party by the disclosing party, or (d) was communicated by the disclosing party to an unaffiliated third party free of any obligation of confidence.

         "CONTRACT" means any contract, lease, loan agreement, mortgage, security agreement, trust indenture, note, bond, instrument, or other agreement or arrangement (whether written or oral).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder.

         "GOVERNMENTAL AUTHORITY" means (i) any foreign, federal, state or local court or governmental or regulatory agency or authority, (ii) any arbitration board, tribunal or mediator and (iii) any national stock exchange or Commission recognized trading market on which securities issued by the Company or any of the Subsidiaries are listed or quoted.

         "INVESTOR AFFILIATE" means (a) any direct or indirect holder of any equity interests or securities in any Investor (whether limited or general partners, members, stockholders or otherwise), (b) any Affiliate of any Investor, (c) any director, officer, employee, representative or agent of (i) any Investor, (ii) any Affiliate of any Investor or (iii) any holder of equity interests or securities referred to in clause (a) above or (d) any person who is a "control person" of any Investor, as defined under Section 15 of the Securities Act or Section 20 of the Exchange Act.

         "LIEN" means any mortgage, pledge, lien, security interest, claim, restriction, charge or encumbrance of any kind.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities, operations or results of operations of the Company and the Subsidiaries, taken as a whole.

         "PERMITTED TRANSFEREE" means, with respect to any Investor, or any Permitted Transferee of any Investor, any Investor Affiliate or an Affiliate of such holder or any successor in interest of any of them, whether by merger, consolidation, dissolution, liquidation, or otherwise.

         "PERSON" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

         "PRIVATE PLACEMENT" means the private placement of Common Stock and warrants for proceeds in an amount not less than $75,000,000 on or before November 1, 2003 on terms and conditions (including, without limitation, the issuance price of the Common Stock) satisfactory to the MidOcean Investor, the Sandler Investors and the Company.

         "SECURITIES ACT" means the Securities Act of 1933, and the rules and regulations of the Commission promulgated thereunder.

         "SUBSIDIARY" means, with respect to any Person (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership and has the power to direct the policies and management of such partnership or
(iii) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

         "SUBSIDIARY" means a subsidiary of the Company.

         "TERMINATION OF STOCKHOLDERS' AGREEMENT" means the Termination of Stockholders' Agreement, to be dated as of the Closing Date, to be entered into by and among the Company, the Investors and the other parties thereto, in substantially the form attached hereto as EXHIBIT B.

         "TERM LOAN AGREEMENT" means the Term Loan Agreement, to be dated as of the Closing Date, to be entered into by and among the Company, the Lenders (as defined therein) and Infocrossing Agent, Inc., as agent for the Lenders, in the form attached hereto as EXHIBIT C.

         "TRANSACTION DOCUMENTS" means this Agreement, the Termination of Stockholders' Agreement, the Amended Registration Rights Agreement and the Term Loan Agreement.

         "TRANSACTIONS" means the transactions contemplated by this Agreement, including, without limitation, the Exchange and the Private Placement.

                  (b) As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:


    TERM                                         SECTION
    ----                                         -------
    Agreement                                    Preamble
    Cash Proceeds                                Recitals
    Closing                                      2.2
    Closing Date                                 2.2
    Common Stock                                 Recitals
    Company                                      Preamble
    DGCL                                         2.2
    Exchange                                     2.1
    Governmental Licenses                        3.8
    Indemnified Party                            8.1(c)
    indemnified person                           8.1(b)
    Indemnifying Party                           8.1(c)
    Investor or Investors                        Preamble
    Losses                                       8.1(b)
    MidOcean Investor                            Preamble
    Notes                                        Recitals
    Notices                                      8.2
    Opinion                                      2.2(b)(v)
    Original Preferred Stock                     Recitals
    Original Warrants                            Recitals
    Price Investor                               Preamble
    Sandler Co-Investment                        Preamble
    Sandler Investors                            Preamble
    Sandler Technology                           Preamble
    Sandler V                                    Preamble
    Sandler V FTE                                Preamble
    Sandler V Germany                            Preamble


                                   ARTICLE II

                                    EXCHANGE
                                    --------

         2.1      AGREEMENT TO EXCHANGE.

         On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company agrees with each Investor, and each Investor, severally and not jointly, agrees with the Company, as follows:

                  (a) Each Investor, severally and not jointly, shall exchange with, and deliver to, the Company (i) the aggregate number of shares of Original Preferred Stock set forth opposite such Investor's name on Schedule A hereto and (ii) the aggregate number of Original Warrants set forth opposite such Investor's name on Schedule A hereto; and

                  (b) The Company shall exchange with, and deliver to each Investor (i) Notes in an aggregate principal amount set forth opposite such Investor's name on Schedule A hereto and (ii) the pro rata portion of the Cash Proceeds set forth opposite such Investor's name on Schedule A hereto. The Company shall use $55,000,000 of the net proceeds from the Private Placement to pay the Cash Proceeds to the Investors.

         The transactions contemplated by this Section 2.1 are herein referred to collectively as the "EXCHANGE."

         2.2      CLOSING.

         Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the Exchange (the "CLOSING") shall take place at 10:00 a.m. at the offices of Bryan Cave LLP at 1290 Avenue of the Americas, New York, New York, on the date upon which the conditions set forth in Article VII have been satisfied or on such other date as the parties shall mutually agree upon (the "CLOSING DATE").

         At the Closing:

                  (a)    each Investor shall deliver to the Company:

                         (i)    against delivery by the Company to such Investor
of the Notes in an aggregate principal amount and the pro rata portion of the Cash Proceeds set forth opposite such Investor's name on Schedule A hereto, (A) a certificate or certificates representing the aggregate number of shares of Original Preferred Stock set forth opposite such Investor's name on Schedule A hereto, which shall be in definitive form and registered in the name of such Investor, in proper form for transfer, and (B) a certificate or certificates representing the aggregate number of Original Warrants set forth opposite such Investor's name on Schedule A hereto, which shall be in definitive form and registered in the name of such Investor, in proper form for transfer;

                         (ii)   a copy of the Term Loan Agreement executed by
such Investor;

                         (iii)  a copy of the Amended Registration Rights
Agreement executed by such Investor;

                         (iv)   a copy of the Termination of Stockholders'
Agreement executed by such Investor; and

                         (v)    letters of resignation of each of the two
directors designated by the Sandler Investors as holders of Original Preferred Stock and each of the two directors designated by the MidOcean Investor as a holder of Original Preferred Stock.

                  (b)    The Company shall deliver to each Investor:

                         (i)    against delivery by such Investor to the Company
of certificates representing the aggregate number of shares of Original Preferred Stock and the aggregate number of Original Warrants set forth opposite such Investor's name on Schedule A hereto, (A) a Note or Notes in the aggregate principal amount set forth opposite such Investor's name on Schedule A hereto, which shall be in definitive form and registered in the name of such Investor or its nominee or designee and in a single Note or several Notes as such Investor shall request not later than two Business Days prior to the Closing Date, and
(B) the pro rata portion of the Cash Proceeds set forth opposite such Investor's name on Schedule A hereto via wire transfer of immediately available funds to such bank account as such Investor shall designate not later than two Business Days prior to the Closing Date;

                         (ii)   a copy of the Term Loan Agreement executed by
the Company;

                         (iii)  a copy of the Amended Registration Rights
Agreement executed by the Company and the parties thereto other than the Investors;

                         (iv)   a copy of the Termination of Stockholders'
Agreement executed by the Company and the parties thereto other than the Investors];

                         (v)    an opinion of Latham & Watkins LLP (the
"OPINION"), in connection with the transactions contemplated by this Agreement, dated the Closing Date, covering such matters as are customarily covered by such opinions, substantially in the form attached hereto as EXHIBIT D;

                         (vi)   an officer's certificate of the Company as
contemplated by Section 7.2(d);

                         (vii)  a certificate of the Secretary of the Company
setting forth (a) copies of all resolutions of the Company authorizing the Transactions, and (b) an incumbency certificate setting forth the name, title and authorized signature of each officer of the Company who will execute documents in connection with the transactions contemplated hereby;

                         (viii) a long-form good standing certificate of the
Company and each Subsidiary issued by the Secretary of State of the State of Delaware; and

                         (ix)   evidence of the payment by the Company of all
costs and expenses of the Investors required to be reimbursed by the Company pursuant to Section 8.10.

                  (c) The Company shall have received the written opinion of Evercore Partners, Inc. to the effect that the consideration to be paid by the Company in the recapitalization of the Original Preferred Stock is fair to the holders of the Common Stock from a financial point of view.

         After the Closing, the Company shall file a Certificate of Elimination with the State of Delaware pursuant to Section 151(g) of the Delaware General Corporation Law ("DGCL") to eliminate all shares of the Original Preferred Stock.


                                   ARTICLE III

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY
                            -------------------------

         The Company hereby represents and warrants to each Investor on the date hereof and on and as of the Closing Date as follows:

         3.1      ORGANIZATION AND STANDING.

         Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as proposed to be conducted. Each of the Company and the Subsidiaries is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except for any such failures to so qualify or be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has delivered to the Investors true and complete copies of the Company's Certificate of Incorporation, as amended to date, and by-laws, as in effect on the date hereof and the certificates of incorporation, by-laws or other similar organizational documents of the Subsidiaries, in each case, as amended through the date hereof.

         3.2      AUTHORIZATION; ENFORCEABILITY.

         The Company has all necessary power and authority to execute, deliver and perform its obligations under each of the Transaction Documents and the transactions contemplated thereby, and has taken all action necessary to authorize the execution, delivery and performance by it of each of such Transaction Documents and to consummate the Exchange and the other transactions contemplated by the Transaction Documents to occur on the Closing Date. No corporate or stockholder proceeding on the part of the Company is necessary for such authorization, execution, delivery, performance and consummation. The Company has duly executed and delivered this Agreement and, at the Closing, the Company will have duly executed and delivered each of the other Transaction Documents to be executed and delivered at or prior to Closing. This Agreement constitutes, and each of the other Transaction Documents when executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application and as any rights to indemnity or contribution thereunder may be limited by public policy considerations.

         3.3      NO VIOLATION; CONSENTS.

                  (a) The execution, delivery and performance by the Company of each of the Transaction Documents and the consummation by the Company of the Exchange and the other transactions contemplated by the Transaction Documents to occur on the Closing Date do not and will not contravene any Applicable Law, including, without limitation, Section 160 of the DGCL. Except as set forth on
Schedule 3.3 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of each of the Transaction Documents and the consummation of the Exchange and the other transactions contemplated by the Transaction Documents to occur on the Closing Date (i) will not (a) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets are subject, or (b) result in the creation or imposition of any Lien upon any of the assets of the Company or any Subsidiary, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Transaction Documents and (ii) will not conflict with or violate any provision of the certificate of incorporation or by-laws or other governing documents of the Company or the Subsidiaries.

                  (b) Except for filings by the Company, if any, required by applicable federal and state securities laws, which shall be made (to the extent required) on or prior to the Closing Date, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Company for the execution, delivery and performance of this Agreement or the consummation by the Company of the Exchange or other transactions contemplated by the Transaction Documents, or for the execution, delivery and performance by the Company of the other Transaction Documents, except (A) where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under the Transaction Documents or (B) for consents that have been obtained or will be obtained as of the Closing Date. Notwithstanding the foregoing, (i) no vote of any class or series of the Company's Capital Stock is necessary to adopt this Agreement and approve the Transactions, and (ii) the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including, without limitation, the authorization and issuance of the shares of Common Stock and warrants to purchase Common Stock in connection with the Private Placement, shall not require the approval of The Nasdaq National Market, or violate the listing or maintenance requirements of the rules or regulations of The Nasdaq National Market.

         3.4      COMMISSION FILINGS.

         The Company has timely filed all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the Commission under the Securities Act and the Exchange Act. As of the respective dates of their filing with the Commission, the Commission Filings complied in all material respects with the applicable provisions of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         3.5      ABSENCE OF CERTAIN CHANGES.

         Except as disclosed in the Commission Filings filed prior to the date hereof or on Schedule 3.5 of the Company Disclosure Schedule, since June 30, 2003, (i) there has not been any event, occurrence or development of a state of circumstances or facts (or the failure of any of the foregoing to occur) that has had, or would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents.

         3.6      PRIVATE OFFERING.

         The offer and sale of the securities issued in connection with the Private Placement is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company, nor anyone acting on behalf of it, has offered or sold or will offer or sell any securities, or has taken or will take any other action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Securities Act, the integration of such offering with the offering and sale of the securities issued in connection with the Private Placement), which would subject the issuance of securities in connection with the Private Placement to the registration provisions of the Securities Act.

         3.7      LITIGATION.

         Except as disclosed in the Commission Filings or as set forth in
Schedule 3.7 of the Company Disclosure Schedule, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any Governmental Authority, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or any of the Subsidiaries, or any of their properties or rights which would be reasonably likely to prevent or materially delay consummation of the Transactions. There are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement.

         3.8      PERMITS AND LICENSES.

         The Company and the Subsidiaries have obtained all governmental permits, licenses, franchises and authorizations required for the Company and the Subsidiaries to conduct their respective businesses as currently conducted (collectively, "GOVERNMENTAL LICENSES"), except for those of which the failure to obtain would not be reasonably expected to prevent or materially delay the consummation of the Transactions; the Company and the Subsidiaries, except where the failure to so comply would not, singly or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions, are in compliance with the terms and conditions of all such Governmental Licenses; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to prevent or materially delay the consummation of the Transactions; and neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to prevent or materially delay the consummation of the Transactions.

         3.9      INVESTMENT COMPANY.

         Neither the Company nor any Subsidiaries will be an "investment company" or "promoter" or "principal underwriter" for an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

         3.10     BROKERS AND FINDERS.

         Except as disclosed to the Investors, no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE IV

                              REPRESENTATIONS AND
                           WARRANTIES OF EACH INVESTOR
                           ---------------------------

         Each Investor hereby severally, and not jointly, represents and warrants to the Company, as to itself and as to no other person, as of the date hereof and as of the Closing Date as follows:

         4.1      ORGANIZATION; AUTHORIZATION; ENFORCEABILITY.

         Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted. Such Investor has the power to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party and has taken all action necessary to authorize the execution, delivery and performance by it of such Transaction Documents and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of such Investor are necessary for such authorization, execution, delivery and consummation. Such Investor has duly executed and delivered this Agreement and, at the Closing, such Investor will have duly executed and delivered each of the other Transaction Documents to be executed and delivered at or prior to Closing. This Agreement constitutes, and each of the other Transaction Documents to which such Investor is a party, when executed and delivered by such Investor, will constitute, a legal, valid and binding obligation of such Investor, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application and as any rights to indemnity or contribution thereunder may be limited by public policy considerations.

         4.2      NO VIOLATION; CONSENTS.

                  (a) The execution, delivery and performance by such Investor of each of the Transaction Documents to which it is a party and the consummation of the Transactions to occur on the Closing Date do not and will not contravene any Applicable Law. The execution, delivery and performance by such Investor of each of the Transaction Documents to which it is a party and the consummation of the Transactions contemplated therein to occur on the Closing Date (i) will not violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Investor is party or by which such Investor is bound or to which any of its assets is subject, except for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations under this Agreement, and (ii) will not conflict with or violate any provision of the certificate of incorporation or by-laws or other governing documents of such Investor.

                  (b) Except for filings by such Investor, if any, required by the Commission pursuant to the Exchange Act, which shall be made (to the extent required) on or prior to the Closing Date, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by such Investor for the execution, delivery and performance of any of the Transaction Documents to which it is a party or the consummation of any of the transactions contemplated therein, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations under this Agreement.

         4.3      TITLE TO SECURITIES.

         Such Investor owns beneficially and of record the shares of Original Preferred Stock and the aggregate number of Original Warrants set forth opposite such Investor's name on Schedule A hereto and has good and valid title to such shares of Original Preferred Stock and such Original Warrants, free and clear of all Liens (other than those Liens under the Second Amended and Restated Stockholders' Agreement, dated as of February 1, 2002, by and among the Company and the other parties thereto, and under applicable securities laws). Such Investor has the unrestricted power and authority to transfer such shares of Original Preferred Stock and such Original Warrants to the Company, free and clear of any and all Liens (other than those Liens under the Second Amended and Restated Stockholders' Agreement, dated as of February 1, 2002, by and among the Company and the other parties thereto, and under applicable securities laws).


                                   ARTICLE V

                            COVENANTS OF THE COMPANY

         5.1      OPERATION OF BUSINESS.

         The Company covenants and agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or the other Transaction Documents or otherwise consented to or approved in writing by the MidOcean Investor and the Sandler Investors during the period commencing on the date hereof and ending on the Closing Date:

                  (a) The Company and each of the Subsidiaries will conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and will use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners, and others having significant business relationships with them;

                  (b)    Each of the Company and the Subsidiaries shall:

                         (i)    operate its business in all material respects in
the ordinary course and in material compliance with Applicable Laws;

                         (ii)   not adopt any amendment to its Certificate of
Incorporation or by-laws or comparable organizational documents;

                         (iii)  not split, combine or reclassify any shares of
the Company's Capital Stock;

                         (iv)   not declare or pay any dividend or distribution
(whether in cash, stock or property) in respect of its Capital Stock or increase the number of shares subject to any stock incentive or option plan with respect to the Capital Stock of the Company or any Subsidiary;

                         (v)    not take any action, or knowingly omit to take
any action, that would, or that would reasonably be expected to, result in (a) any of the representations and warranties of the Company set forth in Article III becoming untrue or (b) any of the conditions to the obligations of the Investors set forth in Section 7.2 not being satisfied or (c) the triggering of any of the anti-dilution adjustments under the Certificate of the Powers, Designations, Preferences and Rights relating to the Original Preferred Stock;

                         (vi)   not issue or sell any shares of its Capital
Stock (other than (a) in connection with the exercise of options or warrants outstanding on the date hereof or (b) in connection with the Private Placement) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its Capital Stock or any of its other securities, or make any other changes in its capital structure;

                         (vii)  not acquire (by merger, consolidation, or
acquisition of stock or assets) any corporation, partnership or other business or division thereof;

                         (viii) not, except to the extent required under
existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or any Subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of the Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                         (ix)   not adopt a plan of complete or partial
liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries;

                         (x)    incur any material liability for taxes other
than in the ordinary course of business; or enter into any settlement or closing agreement with a taxing authority that materially affects or may materially affect the tax liability of the Company or any of the Subsidiaries; or

                         (xi)   not enter into any agreement or commitment to
do any of the foregoing.

         5.2      AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS.

         The Company shall (a) subject to the satisfaction of the conditions set forth in Section 7.1, execute and deliver the Transaction Documents and such other documents, certificates, agreements and other writings and (b) take such other actions, in each case, as may be necessary or reasonably requested by any Investor in order to consummate or implement the Exchange in accordance with the terms of this Agreement.

         5.3      COMPLIANCE WITH CONDITIONS.

         The Company shall use its reasonable best efforts to cause all of the obligations imposed upon it by this Agreement to be duly complied with, and to cause all conditions precedent to the obligations of the Company and the Investors to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use its reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Exchange in accordance with the terms of this Agreement.

         5.4      CONSENTS AND APPROVALS.

         The Company (a) shall use its reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Exchange and (b) shall diligently assist and cooperate with the Investors in preparing and filing all documents required to be submitted by the Investors to any Governmental Authority in connection with the Exchange (which assistance and cooperation shall include, without limitation, timely furnishing to the Investors all information concerning the Company and the Subsidiaries that counsel to any of the Investors determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

         5.5      PRIVATE PLACEMENT.

         The Company shall use its reasonable best efforts to consummate the Private Placement on or before November 1, 2003 on terms and conditions (including, without limitation, the issuance price of the Common Stock) satisfactory to the MidOcean Investor, the Sandler Investors and the Company. The Company shall use $55,000,000 of the net proceeds from the Private Placement to pay the Cash Proceeds to the Investors in connection with the Exchange.

         5.6      WAIVER OF PREEMPTIVE RIGHTS.

         Effective immediately prior to the consummation of the transactions contemplated by this Agreement, each of the Investors, in its capacity as a holder of shares of Original Preferred Stock, hereby waives any preemptive rights (and any notice requirement relating thereto) to which it is entitled under the Certificate of the Powers, Designations, Preferences and Rights relating to the Original Preferred Stock, in connection with the transactions contemplated by this Agreement, including, without limitation, the Private Placement.

                                   ARTICLE VI

                           COVENANTS OF EACH INVESTOR

         6.1      AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS.

         Each Investor shall (a) subject to the satisfaction of the conditions set forth in Section 7.2, execute and deliver each of the Transaction Documents to which it is a party and such other documents, certificates, agreements and other writings and (b) take such other actions as may be reasonably necessary, desirable or requested by the Company in order to consummate or implement the Exchange with respect to such Investor in accordance with the terms of this Agreement.

         6.2      COMPLIANCE WITH CONDITIONS; BEST EFFORTS.

         Each Investor will use its reasonable best efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause all conditions precedent to the obligations of the Company and such Investor to be satisfied. Upon the terms and subject to the conditions of this Agreement, each Investor will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Exchange with respect to such Investor in accordance with the terms of this Agreement.

         6.3      CONSENTS AND APPROVALS.

         Each Investor (a) shall use its reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental

Authorities, and of all other Persons required in connection with the execution, delivery and performance of this Agreement or the consummation of the Exchange with respect to such Investor and (b) shall assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Authority in connection with such Transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning such Investor that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).


                                  ARTICLE VII

                         CONDITIONS PRECEDENT TO CLOSING
                         -------------------------------

         7.1      CONDITIONS TO THE COMPANY'S OBLIGATIONS.

         The obligations of the Company with respect to the Investors required to be performed on the Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to the Closing, of the following conditions:

                  (a) The representations and warranties of each Investor contained in this Agreement which are qualified by any "materiality", "material adverse effect" or any similar qualifier shall be true and correct in all respects and the representations and warranties of such Investor which are not so qualified shall be true and correct in all material respects, in each case on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date.

                  (b) Each Investor shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by such Investor at or prior to the Closing Date.

                  (c) No provision of any Applicable Law, injunction, order or decree of any Governmental Authority shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

                  (d) The Company shall have received from each Investor certificates representing the aggregate number of shares of Original Preferred Stock and the aggregate number of Original Warrants set forth opposite such Investor's name on Schedule A hereto concurrently with each Investor's receipt from the Company of the Notes in an aggregate principal amount and the pro rata portion of the Cash Proceeds set forth opposite such Investor's name on Schedule A hereto.

                  (e) Each Investor shall have executed and delivered the Term Loan Agreement.

                  (f) Each Investor shall have executed and delivered the Amended Registration Rights Agreement.

                  (g) Each Investor shall have executed and delivered the Termination of Stockholders' Agreement.

                  (h) The Company shall have received the written opinion of Evercore Partners, Inc., as contemplated by Section 2.2(c).

                  (i) The Company shall have received letters of resignation of each of the two directors designated by the Sandler Investors as holders of Original Preferred Stock and each of the two directors designated by the MidOcean Investor as a holder of Original Preferred Stock.

         7.2 CONDITIONS TO EACH INVESTOR'S OBLIGATIONS. The obligations of each Investor required to be performed on the Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to the Closing, of the following conditions:

                  (a) The representations and warranties of the Company contained in this Agreement which are qualified by any "materiality", "material adverse effect" or any similar qualifier shall be true and correct in all respects and the representations and warranties of the Company which are not so qualified shall be true and correct in all material respects, in each case on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date.

                  (b) The Company shall have performed in all material respects all of its obligations and agreements, and complied with covenants contained in this Agreement to be performed and complied with at or prior to the Closing Date.

                  (c) No provision of any Applicable Law, injunction, order or decree of any Governmental Authority shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

                  (d) The Company shall have delivered to such Investor a certificate executed by it or on its behalf by a duly authorized representative, dated the Closing Date, to the effect that each of the conditions specified in paragraph (a) through (c) and (l) of this Section 7.2 has been satisfied.

                  (e) The Company shall have delivered to such Investor the certificate executed by the Secretary of the Company, dated the Closing Date, as contemplated by Section 2.2(b)(vii).

                  (f) The Company and each of the other parties thereto (other than the Investors) shall have executed and delivered the Term Loan Agreement, and such Investor shall have received evidence satisfactory to it in its sole discretion that the closing conditions under the Term Loan Agreement have been satisfied and the transactions contemplated thereby shall be consummated simultaneously with the Exchange.

                  (g) The Company and each of the parties thereto (other than the Investors) shall have executed and delivered the Amended Registration Rights Agreement.

                  (h) The Company and the each of the parties thereto (other than the Investors) shall have executed and delivered the Termination of Stockholders Agreement.

                  (i) Such Investor shall have received the Opinion, dated as of the Closing Date, and addressed to such Investor in form and substance reasonably acceptable to the MidOcean Investor and the Sandler Investors.

                  (j) Such Investor shall have received a long-form good standing certificate of the Company and each Subsidiary, dated as of a date as close as practicable to the Closing Date, issued by the Secretary of State of the State of Delaware, as contemplated by Section 2.2(b)(viii).

                  (k) Such Investor shall have received the Notes in an aggregate principal amount and the pro rata portion of the Cash Proceeds set forth opposite such Investor's name on Schedule A hereto concurrently with the Company's receipt of the certificates representing the aggregate number of shares of Original Preferred Stock and the aggregate number of Original Warrants set forth opposite such Investor's name on Schedule A hereto.

                  (l) There shall not have occurred any event, circumstance, condition, fact, effect or other matter which has had or would reasonably be expected to have a material adverse effect (x) on the condition (financial or otherwise), business, properties, assets, liabilities, operations or results of operations of the Company and the Subsidiaries, taken as a whole or (y) on the ability of the Company and the Subsidiaries to perform on a timely basis any material obligation under this Agreement or to consummate the Exchange contemplated hereby.

                  (m) The Private Placement shall have been successfully consummated by the Company on terms and conditions (including, without limitation, the issuance price of the Common Stock) satisfactory to the MidOcean Investor and the Sandler Investors.

                  (n) The Company shall have received the written opinion of Evercore Partners, Inc., as contemplated by Section 2.2(c).

                  (o) All other Investors shall have elected to consummate simultaneously the transactions contemplated by this Agreement and the other Transaction Documents.

                  (p) The Company's outstanding Senior Subordinated Debentures due 2005 shall have been repaid in full, and satisfactory evidence thereof shall have been delivered to the Investors.

                  (q) The Company shall have delivered to such Investor evidence of the payment of all costs and expenses of such Investor required to be reimbursed by the Company pursuant to Section 8.10.


                                  ARTICLE VIII

                                  MISCELLANEOUS
                                  -------------

         8.1      SURVIVAL; INDEMNIFICATION.

                  (a) All representations, warranties and covenants contained in this Agreement or in any certificate delivered in connection with the Closing shall survive the Closing for 12 months (except covenants that are required to be performed after the Closing Date and the representations contained in Sections 3.1, 3.2 and 3.3, which shall survive indefinitely). Notwithstanding the foregoing, with respect to claims asserted pursuant to this Section 8.1 before the expiration of the applicable representation or warranty, such claims shall survive until the date they are finally adjudicated or otherwise resolved.

                  (b) The Company agrees to indemnify and hold harmless each Investor, each Investor Affiliate and each of their respective officers, directors, agents, employees, partners, members, representatives, heirs, successors and assigns (each an "INDEMNIFIED PERSON") net of tax benefits, from and against (and to reimburse each indemnified person as the same are incurred) any and all losses (including, but not limited to, impairment of the value of the Notes as of the date such loss first becomes known) claims, damages, liabilities, costs and expenses (collectively, "LOSSES") to which any indemnified person may become subject or which any indemnified person may incur based upon, arising out of, or in connection with (i) a breach of any representation or warranty of this Agreement by the Company, (ii) any breach of any covenant or agreement contained herein by the Company or (iii) any claim, litigation, investigation or proceeding brought by or on behalf of any Person other than the Company relating to the Transactions, and to reimburse each indemnified person upon demand for any reasonable legal or other reasonable out of pocket expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED (a) the Company shall have no obligation to indemnify any indemnified person for any Loss resulting from any breach of any representation or warranty hereunder (other than representations and warranties contained in Sections 3.1, 3.2 or 3.3, which shall be indemnified from the first dollar of Loss) unless and until the aggregate amount of all such Losses exceeds $1,000,000 (and then only to the extent of such excess) and (b) the maximum amount indemnifiable to indemnified persons for breaches of the representations or warranties contained in this Agreement shall not exceed $25,000,000.

                  (c) If a Person entitled to indemnity hereunder (an "INDEMNIFIED PARTY") asserts that the Company (the "INDEMNIFYING PARTY") has become obligated to the Indemnified Party pursuant to Section 8.1(b), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall notify the Indemnifying Party promptly and shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceedings, including making available any information, documents and things in the possession of the Indemnified Party. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay.

                  (d) In fulfilling its obligations under this Section 8.1, after the Indemnifying Party has provided each Indemnified Party with a written notice of its acceptance of liability under this Section 8.1, as between such Indemnified Party and the Indemnifying Party, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding brought by a third party in such manner as the Indemnifying Party may in its sole discretion reasonably deem appropriate; PROVIDED, that (i) counsel retained by the Indemnifying Party is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party will not consent to any settlement or entry of judgment imposing any obligations on any other party hereto other than financial obligations for which such party will be indemnified hereunder, unless such party has consented in writing to such settlement or judgment (which consent may be given or withheld in its sole discretion) and (iii) the Indemnifying Party will not consent to any settlement or entry of judgment unless, in connection therewith, the Indemnifying Party obtains a full and unconditional release of the Indemnified Party from all liability with respect to such suit, action, investigation claim or proceeding. Notwithstanding the Indemnifying Party's election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding, which participation shall be at the expense of the Indemnifying Party, if (i) on the advice of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice could be expected to give rise to a material conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, (iii) if the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense or (iv) such action shall seek relief other than monetary damages against the Indemnified Party.

                  (e) The Company and the Investors agree that any payment of Losses made hereunder will be treated by the parties on their tax returns as an adjustment to the purchase price of and the Notes. If, notwithstanding such treatment by the parties, a final determination with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to purchase price of and the Notes, then the Indemnifying Party shall indemnify the Indemnified Party for any taxes payable by the Indemnified Party or any subsidiary by reason of the receipt of such payment (including any payments under this 8.1(e)), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

                  (f)    The obligations of the Indemnifying Party under this
Section 8.1 shall survive the transfer or redemption of the Notes, or the closing or termination of any Transaction Document. The agreements contained in this Section 8.1 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others. The Indemnifying Party consents to personal jurisdiction, service and venue in any court in the State of New York.

                  (g) All obligations of the Investors hereunder shall be several and not joint. If any Investor fails to exchange shares of Original Preferred Stock or Original Warrants for the Notes and its pro rata portion of the Cash Proceeds or otherwise defaults on any liability or obligation under this Agreement, no other Investor will have any obligation to purchase any such Notes or take or refrain from taking any action on account of such defaulting Investor.

         8.2      NOTICES.

         All notices, demands, requests, consents, approvals or other communications (collectively, "NOTICES") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following delivery of such notice to a reputable air courier service. Notices shall be delivered as follows:

                  (a)    If to the Company:

                         Infocrossing, Inc.
                         2 Christie Heights Street
                         Leonia, New Jersey 07605
                         Attn:  Zach Lonstein,
                                Chief Executive Officer
                         Telephone:  (201) 840-4700
                         Fax:  (201) 840-7126

                         with a copy to:

                                                                              23
                         Latham & Watkins LLP
                         885 Third Avenue
                         New York, New York 10022-4802
                         Attn:  Robert A. Zuccaro, Esq.
                         Telephone:  (212) 906-1295
                         Fax:  (212) 751-4864

                  (b) if to any Investor, to such Investor at its address as set forth on Schedule A:

                         with a copy to:

                         Paul, Weiss, Rifkind, Wharton & Garrison LLP
                         1285 Avenue of the Americas
                         New York, New York 10019-6064
                         Attn:  Douglas A. Cifu, Esq.
                         Telephone:  (212) 373-3000
                         Fax:  (212) 757-3990

                         and

                         Kirkland & Ellis LLP
                         665 Fifteenth Avenue N.W.
                         Washington, D.C. 20005
                         Attn:  Mark D. Director, Esq.
                         Telephone:  (202) 879-5151
                         Fax:  (202) 879-5200

         8.3      GOVERNING LAW.

         This Agreement shall be governed by, interpreted under, and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         8.4      TERMINATION.

                  (a) This Agreement may be terminated as between the Company and any Investor (i) at any time prior to the Closing Date by mutual written agreement of the Company and such Investor, (ii) if the Closing shall not have occurred on or prior to November 1, 2003, by either the Company or such Investor, at any time after November 1, 2003, provided that the right to terminate this Agreement under this Section 8.4(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement was the cause of or resulted in the failure of the Closing to occur on or before such date, (iii) if any Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, by either the Company or such Investor, (iv) if either the Company or such Investor shall have breached any of its material obligations under this Agreement, by the non-breaching party, or (v) if an event described in Section 7.2(l) shall have occurred, by such Investor. Any party desiring to terminate this Agreement pursuant to clauses 8.4(a)(ii), (iii), (iv) or (v) shall promptly give notice of such termination to the other parties.

                  (b) If this Agreement is terminated as between the Company and any Investor, as permitted by Section 8.4(a), such termination shall be without liability of any party (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to any other party to this Agreement; PROVIDED, that if such termination shall result from the willful (a) failure of any party to fulfill a condition to the performance of the obligations of the other parties, (b) failure to perform a covenant of this Agreement or (c) breach by any party hereto of any representation or warranty contained herein, such failing or breaching party shall be fully liable for any and all losses incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 1.1, 8.2, 8.3, this Section 8.4, Sections 8.5, 8.8, 8.10, 8.11, 8.12, 8.13, 8.14, 8.16, 8.18 and 8.19 and shall survive any termination hereof pursuant to Section 8.4(a).

         8.5      ENTIRE AGREEMENT.

         As between the Company and the Investors, this Agreement and the Transaction Documents (including all agreements entered into pursuant hereto and thereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

         8.6      MODIFICATIONS AND AMENDMENTS.

         No amendment, modification or termination of this Agreement as between the Company and the Investors shall be binding on the Company and all Investors unless executed in writing by the Company, the MidOcean Investor and the Sandler Investors, PROVIDED that no such action which adversely affects the rights of any Investor in a manner that does not adversely affect all other Investors equally may be made without such Investor's written consent.

         8.7      WAIVERS AND EXTENSIONS.

         Any party to this Agreement may waive any condition, right, breach or default that such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement; PROVIDED, HOWEVER, that the MidOcean Investor and the Sandler Investors may waive any condition, right, breach or default on behalf of all Investors unless such waiver adversely affect the rights of any Investor in a manner that does not adversely affect all other Investors equally in which case such Investor must consent to such waiver. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

         8.8      TITLES AND HEADINGS.

         Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

         8.9      EXHIBITS AND SCHEDULES.

         Each of the Exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

         8.10     EXPENSES.

         All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; PROVIDED, HOWEVER, that upon the Closing, the Company shall reimburse the Investors and their Affiliates or pay, upon presentation of reasonably satisfactory documentation, the reasonable out-of-pockets costs, fees and expenses incurred by the Investors and their Affiliates (including, without limitation, the fees and expenses of no more than one law firm for each of the MidOcean Investor and its Affiliates, on the one hand, and the Sandler Investors and their Affiliates, on the other hand, and the fees and expenses of tax and accounting consultants and advisors) in connection with the due diligence, examination, review, documentation, and/or the closing of the Exchange and the transactions contemplated by this Agreement.

         8.11     PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.

         All public announcements or disclosures relating to the Exchange or this Agreement shall be made only if mutually agreed upon by the Company and the Investors, except to the extent the Company or any Investor determines, in good faith, after consulting with counsel, that such disclosure is necessary or appropriate under Applicable Law, PROVIDED that (a) any such required disclosure shall only be made, to the extent consistent with Applicable Law and (b) no such announcement or disclosure (except as required by Applicable Law) shall identify any Investor without such Investor's prior consent.

         8.12     ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.

         This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of the

MidOcean Investor and the Sandler Investors, and may not be assigned or delegated by any Investor without the Company's prior written consent (not to be unreasonably withheld) except that any Investor may assign any or all of its rights and obligations under this Agreement to any one or more of its Permitted Transferees that expressly assumes the obligations of such Investor hereunder in a writing in form and substance reasonably satisfactory to the Company. Any assignment or delegation of rights, duties or obligations hereunder made by the Company without the prior written consent of the Investor, shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto, except as expressly set forth in Section 8.1, this Section 8.12 or Section 8.18.

         8.13     SEVERABILITY.

         This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

         8.14     COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         8.15     FURTHER ASSURANCES.

         As between the Company and the Investors, each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement, including, in the case of the Company, such acts, instruments and documents as may be necessary or desirable to convey and transfer to the Investors to be purchased by them hereunder.

         8.16     REMEDIES CUMULATIVE.

         The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto.

         8.17     SPECIFIC PERFORMANCE.

         The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate, and that as between the Company and the Investors, any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement as between the Company and the Investors, or prevent any violation hereof, and, to the extent permitted by Applicable Law as between the Company and the Investors, each party waives any objection to the imposition of such relief.

         8.18     NO INVESTOR AFFILIATE LIABILITY.

         No Investor Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and the Company hereby waives and releases all claims of any such liability and obligation, it being understood that no such Person or entity (other than the Investors) shall be liable for or in respect of this Agreement with the transactions contemplated hereby.

         8.19     CONFIDENTIALITY.

                  (a)    Each of the parties hereto agrees that it will not
(i) use, disseminate, or in any way disclose any Confidential Information disclosed to it by the other party hereto, to any person, firm or business, except to the extent necessary (x) in the case of any Investor, to manage its investment (including any sale of all or any portion thereof), to discharge its fiduciary or regulatory obligations or for any other purpose which the Company may hereafter authorize in writing and (y) in the case of the Company, in order to discharge any fiduciary or regulatory obligation or for any other purpose which the MidOcean Investor and the Sandler Investors may hereafter authorize in writing, or (ii) use any Confidential Information of the other party for its own benefit or the benefit of any third party. Each of the parties, agrees that such it shall treat all Confidential Information received from the other party, with the same degree of care as the receiving party accords to its own Confidential Information, but in no case less than reasonable care.

                  (b) Notwithstanding anything to the contrary contained in the immediately preceding paragraph (a) the disclosure by any party hereto of any Confidential Information of the other party (i) to any Affiliate of such party, or to any officer, director, employee, agent, representative, attorney or other advisor of such party or any Affiliate of such party, who agrees to be bound by the provisions of this Section 8.19, (ii) to any foreign or domestic governmental or quasi-governmental regulatory authority, including, without limitation, the Federal Reserve Bank of New York or any stock exchange or other self-regulatory organization having jurisdiction over such party, (iii) in response to an order by a court or other Governmental Authority, (iv) which is otherwise required by Applicable Law or regulation (including any rule or regulation of any stock exchange or automated quotation system on which such party is listed or traded) or (v) which is necessary or advisable to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement by the party making such disclosure; PROVIDED, HOWEVER, that the party required to make such disclosure pursuant to clause (iii), (iv) or (v) hereof shall provide written notice thereof to the party which owns such Confidential Information to enable such party to seek a protective order or otherwise prevent such disclosure of its Confidential Information.

                  (c)    Notwithstanding anything to the contrary in this
Section 8.19, any party to this Agreement (and each employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; PROVIDED that this sentence shall not permit any Person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions.

         8.20     LEGAL REPRESENTATION.

         It is acknowledged by each of the Investors that the Sandler Investors have retained Paul, Weiss, Rifkind, Wharton & Garrison LLP to act as their counsel in connection with the transactions contemplated by the Transaction Documents and that Paul, Weiss, Rifkind, Wharton & Garrison LLP has not acted as counsel for any of the other Investors in connection with the transaction contemplated by the Transaction Documents and that none of such other Investors has the status of a client of Paul, Weiss, Rifkind, Wharton & Garrison for conflict of interest or any other purposes as a result thereof.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                    INFOCROSSING, INC.


                                    By: /s/ Zach Lonstein
                                        --------------------------------------
                                        Name:   Zach Lonstein
                                        Title:  Chairman and Chief Executive
                                                Officer


                                    MIDOCEAN CAPITAL INVESTORS, L.P.

                                    By: MidOcean Capital Partners, L.P.,
                                        its General Partner


                                        By: Existing Fund GP, Ltd.,
                                            its General Partner


                                            By: /s/ Andrew Spring
                                                ------------------------------
                                                Name:
                                                Title:



                                    SANDLER CAPITAL PARTNERS V, L.P.


                                    By: Sandler Investment Partners, L.P.,
                                        General Partner


                                        By: Sandler Capital Management,
                                            General Partner


                                        By: MJDM Corp., a General Partner


                                            By: /s/ Moira Mitchell
                                                ------------------------------
                                                Name:  Moira Mitchell
                                                Title: President

                                    SANDLER CAPITAL PARTNERS V FTE, L.P.


                                    By: Sandler Investment Partners, L.P.,
                                        General Partner


                                        By: Sandler Capital Management,
                                            General Partner


                                        By: MJDM Corp., a General Partner


                                            By: /s/ Moira Mitchell
                                                ------------------------------
                                                Name:  Moira Mitchell
                                                Title: President



                                    SANDLER CAPITAL PARTNERS V GERMANY, L.P.


                                    By: Sandler Investment Partners, L.P.,
                                        General Partner


                                        By: Sandler Capital Management,
                                            General Partner


                                        By: MJDM Corp., a General Partner


                                            By: /s/ Moira Mitchell
                                                ------------------------------
                                                Name:  Moira Mitchell
                                                Title: President

                                    SANDLER TECHNOLOGY PARTNERS SUBSIDIARY, LLC


                                    By: Sandler Technology Partners, L.P.,
                                        Manager


                                    By: Sandler Investment Partners, L.P.,
                                        General Partner


                                    By: Sandler Capital Management,
                                        General Partner


                                    By: MJDM Corp., a General Partner


                                    By: /s/ Moira Mitchell
                                        --------------------------------------
                                        Name:  Moira Mitchell
                                        Title: President



                                    SANDLER CO-INVESTMENT PARTNERS, L.P.


                                    By: Sandler Capital Management,
                                        General Partner


                                    By: MJDM Corp., a General Partner


                                        By: /s/ Moira Mitchell
                                            ---------------------------------
                                            Name:  Moira Mitchell
                                            Title: President



                                    PRICE FAMILY LIMITED PARTNERS


                                    By: /s/ Michael Price
                                        -------------------------------------
                                        Name:   Michael Price
                                        Title:  General Partner

                                                             SCHEDULE A
                                                             ----------

------------------------------------------------------------------------------------------------------------------------------------
           NAME                       ADDRESS          ORIGINAL PREFERRED                      AGGREGATE PRINCIPAL        CASH
                                                              STOCK        ORIGINAL WARRANTS     AMOUNT OF NOTES         PROCEEDS
------------------------------------------------------------------------------------------------------------------------------------
MidOcean Capital             345 Park Avenue                78,688.5           1,265,963.0        $12,520,875.00     $27,545,925.00
Investors, L.P.              16th Floor
                             New York, NY 10154
                             Fax:
                             Attn:
------------------------------------------------------------------------------------------------------------------------------------
Sandler Capital Partners     767 Fifth Avenue               50,892.0             818,763.0        $8,097,892.00      $17,815,362.00
V, L.P.                      45th Floor
                             New York, NY 10153
                             Fax:  (212) 754-8183
                             Attn:
------------------------------------------------------------------------------------------------------------------------------------
Sandler Capital Partners V   767 Fifth Avenue               18,821.0             302,799.0        $2,994,801.00      $6,588,563.00
FTE, L.P.                    45th Floor
                             New York, NY 10153
                             Fax:  (212) 754-8183
                             Attn:
------------------------------------------------------------------------------------------------------------------------------------
Sandler Capital Partners V   767 Fifth Avenue                1,893.5              30,464.3        $301,308.00        $662,879.00
Germany, L.P.                45th Floor
                             New York, NY 10153
                             Fax:  (212) 754-8183
                             Attn:
------------------------------------------------------------------------------------------------------------------------------------
Sandler Technology           767 Fifth Avenue                5,245.9              84,397.5        $834,724.00        $1,836,392.00
Partners Subsidiary, LLC     45th Floor
                             New York, NY 10153
                             Fax:  (212) 754-8183
                             Attn:
------------------------------------------------------------------------------------------------------------------------------------
Sandler Co- Investment       767 Fifth Avenue                1,311.5              21,099.4        $208,675.00        $459,084.00
Partners L.P.                45th Floor
                             New York, NY 10153
                             Fax:  (212) 754-8183
                             Attn:
------------------------------------------------------------------------------------------------------------------------------------
Price Family Limited                                           262.3               4,219.9        $41,725.00         $91,795.00
Partners
------------------------------------------------------------------------------------------------------------------------------------

        Total:                                             157,114.7           2,527,706.1        $25,000,000.00     $55,000,000.00
------------------------------------------------------------------------------------------------------------------------------------